Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Media: Ellen Bates (281) 445-6559
Investors: Robert Cherry (281) 591-4560

FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.70, up 49 Percent

Highlights:

•	Subsea inbound orders of $2.0 billion in the quarter including the Total Pazflor project

•	Energy Systems backlog at a record of $4.5 billion including a record $3.9 billion in subsea systems

•	Energy Production Systems and Energy Processing Systems operating profit both up 66 percent compared to prior-year quarter

•	Company guidance for 2008 full year diluted earnings per share from continuing operations in the range of $2.75 to $2.85

HOUSTON, February 14, 2008 – FMC Technologies, Inc. (NYSE:FTI) today reported fourth quarter 2007 revenue of $1.4 billion, up 28 percent over the fourth quarter of 2006 led by the strength of its subsea systems business. Diluted earnings per share from continuing operations were $0.70, up 49 percent from $0.47 per diluted share in the prior-year quarter.

Inbound orders for the company in the quarter totaled $2.5 billion, of which $2.0 billion was in subsea systems primarily driven by the Total Pazflor award which had a value of approximately $980 million. Backlog reached $4.9 billion, including a record $3.9 billion for subsea systems.

Operating profit in Energy Systems was strong, up 66 percent in both Energy Production Systems and Energy Processing Systems from the prior-year quarter. Operating profit in FoodTech and Airport Systems was up 39 percent and 12 percent respectively from the prior-year quarter.

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FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.70, up 49 Percent	2

Full Year 2007 Results

Full year 2007 revenue of $4.6 billion increased 23 percent from $3.8 billion in 2006, reflecting the continued growth of Energy Systems’ businesses led by a 28 percent increase in subsea systems revenue.

Full year 2007 earnings per diluted share from continuing operations of $2.30 were up 53 percent from 2006 earnings per diluted share of $1.50. Energy Systems’ operating profit increased 47 percent over the prior year.

Inbound orders totaled $6.9 billion up 52 percent over 2006 primarily on record subsea inbound orders of $4.4 billion. Total company backlog grew to $4.9 billion.

“We are very pleased with our results in 2007,” said Peter D. Kinnear, President and Chief Executive Officer. “We enter 2008 with a record backlog of $4.9 billion providing a solid base for continued growth this year and beyond. We are providing a full year estimate of 2008 diluted earnings per share in the range of $2.75 to $2.85 including FoodTech and Airport Systems, but excluding costs associated with the planned spin-off.”

Review of Operations – Fourth Quarter 2007

Energy Production Systems

Energy Production Systems’ fourth quarter revenue of $867.0 million increased 37 percent over the prior-year quarter due mainly to increased subsea systems sales. Revenue for subsea systems was $686 million in the quarter, up 35 percent from the prior-year quarter. Surface wellhead revenue improved over 40 percent from the prior-year quarter.

Energy Production Systems’ operating profit of $85.5 million increased 66 percent over the prior-year quarter. The increase was due to higher volume and operating margin in subsea systems and due to higher volume in surface wellhead.

Energy Production Systems’ inbound orders were $2.1 billion for the fourth quarter, up $1.0 billion over the prior-year quarter due to the strength of orders for subsea systems. Subsea systems’ inbound orders were $2.0 billion in the quarter primarily driven by the Total Pazflor award which had a value of approximately $980 million. The Pazflor project was the second award in the quarter that included subsea processing systems.

Energy Production backlog of $4.2 billion was up 105 percent from the prior-year quarter and up 43 percent sequentially. Subsea backlog was a record $3.9 billion at the end of the quarter.

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FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.70, up 49 Percent	3

Energy Processing Systems

Energy Processing Systems’ fourth quarter revenue of $210.9 million was 13 percent higher than the prior-year quarter. The revenue improvement over the prior-year quarter was the result of demand from service companies for fluid control products including WECO®/Chiksan® equipment, which were up over 18 percent from the prior-year quarter, and from strong demand for measurement solutions’ products and systems in the oil and gas pipeline infrastructure market.

Energy Processing Systems’ fourth quarter operating profit of $39.3 million was 66 percent higher than the prior-year quarter. The improvement was the result of higher volume in both fluid control and measurement solutions as well as the absence of one-time costs incurred in the prior-year quarter.

Energy Processing Systems’ inbound orders were $184.3 million for the fourth quarter, down 16 percent from the prior-year quarter. Backlog was $330.5 million, up 8 percent from the prior-year quarter on strong measurement solutions orders.

FoodTech

FoodTech’s revenue of $172.1 million in the fourth quarter was up 22 percent from the prior-year quarter due to increased sales in North America and Europe. Operating profit of $19.8 million was up 39 percent from the prior-year quarter on the higher volume.

Inbound orders totaled $155.2 million in the quarter. Backlog was $164.3 million, up 2 percent from the prior-year quarter despite continued weakness in the North American poultry equipment market.

Airport Systems

Airport Systems’ fourth quarter revenue of $116.9 million was up 9 percent compared to the fourth quarter of 2006 due to increased demand for Jetway® and ground support equipment. Airport Systems’ fourth quarter operating profit of $11.3 million was up 12 percent from the prior-year quarter due to the higher volume.

Inbound orders totaled $97.8 million in the quarter. Backlog was $226.7 million, up 48 percent from the prior-year quarter on the strength of Jetway equipment and loader orders for Europe and Asia.

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FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.70, up 49 Percent	4

Corporate Items

Corporate expense in the fourth quarter of 2007 was $8.7 million, $0.3 million below the prior-year quarter. Other expense, net, of $1.2 million decreased $10.0 million from the prior-year. The decrease was driven by favorable LIFO inventory related effects and net gains due to foreign currency hedging activities.

Net interest expense in the fourth quarter of 2007 was $0.4 million, down $1.1 million from the prior-year quarter due to lower net debt.

The company ended the year in a small net cash position, reducing net debt from the previous quarter by $158.8 million. In the quarter, the Company repurchased 655,350 shares of common stock for $36.6 million.

Depreciation and amortization for the fourth quarter of 2007 was $22.3 million, up from $18.5 million in the prior-year quarter.

Capital expenditures during the fourth quarter of 2007 totaled $81.9 million, up from $41.7 million in the prior-year quarter due mainly to capacity expansion projects in Energy Systems and investment in subsea intervention assets.

The company recorded an income tax rate of 36.2 percent for continuing operations in the fourth quarter due to the country mix of income.

Review of Operations – Full Year 2007

Energy Production Systems

Energy Production Systems’ revenue of $2.9 billion was up 28 percent from 2006. Subsea systems revenue of $2.3 billion increased 28 percent over the prior year. Surface wellhead revenue increased more than 25 percent over 2006 due to strong international market demand.

The 2007 Energy Production Systems’ segment operating profit of $287.9 million is up 51 percent from the prior year, primarily due to increased volume and improved operating margin in subsea systems.

Energy Production Systems’ inbound orders of $5.0 billion increased 77 percent over prior-year levels, an increase of $2.2 billion. Subsea systems inbound orders reached $4.4 billion in 2007, up 92 percent over 2006 as customer activity focused on deepwater projects including three awards for subsea processing systems.

Backlog at year-end was $4.2 billion, up 105 percent from year-end 2006. Subsea systems backlog was at a record level of $3.9 billion, up 118 percent from $1.8 billion in the prior year.

FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.70, up 49 Percent	5

Energy Processing Systems

Energy Processing Systems’ 2007 revenue of $767.7 million was up 14 percent from 2006, primarily driven by service company demand for fluid control equipment which was up more than 22 percent over 2006. In addition, global demand for oil and gas pipeline infrastructure resulted in higher revenue in the measurement solutions business.

Segment operating profit of $142.5 million improved $41.6 million or 41 percent on increased volume in fluid control and measurement solutions.

Energy Processing Systems’ inbound orders were a record $792.2 million, an increase of 4 percent over 2006. Backlog at year-end 2007 was $330.5 million, up 8 percent from the prior year.

FoodTech

FoodTech’s revenue in 2007 of $593.0 million increased 19 percent from 2006. Segment operating profit of $56.1 million in 2007 improved 21 percent from $46.3 million in 2006. Both 2007 revenue and operating profit were records for FoodTech.

Backlog of $164.3 million is up 2 percent from year-end 2006.

Airport Systems

Airport Systems’ revenue in 2007 of $383.7 million was up 12 percent over 2006. Operating profit of $31.8 million improved 23 percent over the prior year. Both 2007 revenue and operating profit were records for Airport Systems.

Backlog at year end was $226.7 million, up $74.0 million or 48 percent from 2006.

Corporate Items

Corporate expenses for the full year 2007 were $35.6 million compared to $32.9 million the prior year. Other expense, net, for 2007 totaled $9.3 million, down from $29.7 million in 2006.

Net interest expense in 2007 was $9.4 million compared to $6.7 million in 2006.

Depreciation and amortization for 2007 was $84.2 million, up from $70.3 million in 2006. Capital expenditures of $202.5 million were up $64.4 million from 2006 due mainly to capacity expansions in Energy Systems and investment in subsea intervention systems.

The company repurchased 7.9 million shares of its common stock for $287.4 million in 2007, bringing its total to 16.4 million shares out of the current board authorization of 30.0 million shares.

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FMC Technologies Reports Fourth Quarter Diluted Earnings per Share from Continuing Operations of $0.70, up 49 Percent	6

Summary and Outlook

FMC Technologies reported diluted earnings per share from continuing operations of $0.70, up 49 percent from the prior-year quarter. Energy Production Systems’ and Energy Processing Systems’ operating profits were both up 66 percent on the strength of the subsea systems, surface wellhead, and fluid control businesses. Subsea systems’ orders increased $1.0 billion or 106 percent from the prior-year quarter, as its backlog reached a record $3.9 billion.

FMC Technologies reported earnings per diluted share from continuing operations of $2.30 for the full year 2007, up 53 percent from the prior year. Subsea systems’ revenue grew 28 percent to $2.3 billion, and subsea systems’ backlog increased 118 percent from the prior year to a record $3.9 billion. Total company backlog reached a record $4.9 billion.

The energy businesses are expected to have another strong year in 2008. The company estimates its full year 2008 diluted earnings per share from continuing operations to be in the range of $2.75 to $2.85 including FoodTech and Airport Systems, but excluding costs associated with the planned spin-off.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. The Company also produces food processing equipment for the food industry and specialized equipment to service the aviation industry. Twice named as the Most Admired Oil and Gas, Equipment Service Company by FORTUNE magazine, FMC Technologies employs approximately 13,000 people and operates 33 manufacturing facilities in 19 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its fourth quarter 2007 conference call at 9:00 a.m. (Eastern Standard Time) on Friday, February 15, 2008. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Revenue	$1,363.6	$1,066.8	$4,615.4	$3,755.6

Costs and expenses	1,224.8	984.5	4,164.7	3,451.0

	138.8	82.3	450.7	304.6

Other income (loss), net	7.8	(2.0)	23.7	(0.4)

Minority interests	(0.6)	(1.1)	(1.1)	(2.5)

Income before net interest expense and income taxes	146.0	79.2	473.3	301.7
Net interest expense	(0.4)	(1.5)	(9.3)	(6.7)

Income from continuing operations before income taxes	145.6	77.7	464.0	295.0

Provision for income taxes	52.7	12.9	156.5	84.1

Income from continuing operations	92.9	64.8	307.5	210.9

(Loss) income from discontinued operations, net of tax	(2.9)	38.0	(4.7)	65.4

Net income	$90.0	$102.8	$302.8	$276.3

Basic Earnings per share:

Income from continuing operations	$0.71	$0.48	$2.34	$1.54
(Loss) income from discontinued operations	(0.02)	0.28	(0.04)	0.48

Basic earnings per share	$0.69	$0.76	$2.30	$2.02

Diluted Earnings per share:

Income from continuing operations	$0.70	$0.47	$2.30	$1.50
(Loss) income from discontinued operations	(0.02)	0.27	(0.04)	0.47

Diluted earnings per share	$0.68	$0.74	$2.26	$1.97

Weighted average shares outstanding:
Basic	130.2	136.0	131.3	137.0

Diluted	132.7	139.2	133.8	140.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Revenue

Energy Production Systems	$867.0	$634.5	$2,882.2	$2,249.5
Energy Processing Systems	210.9	186.5	767.7	672.3
Intercompany eliminations	(1.1)	(0.2)	(2.4)	(1.3)

Subtotal Energy Systems	1,076.8	820.8	3,647.5	2,920.5
FoodTech	172.1	141.1	593.0	498.3
Airport Systems	116.9	107.3	383.7	344.0
Intercompany eliminations	(2.2)	(2.4)	(8.8)	(7.2)

	$1,363.6	$1,066.8	$4,615.4	$3,755.6

Income before income taxes

Segment operating profit
Energy Production Systems	$85.5	$51.4	$287.9	$191.2
Energy Processing Systems	39.3	23.7	142.5	100.9

Subtotal Energy Systems	124.8	75.1	430.4	292.1
FoodTech	19.8	14.2	56.1	46.3
Airport Systems	11.3	10.1	31.8	25.9

Total segment operating profit	155.9	99.4	518.3	364.3

Corporate items
Corporate expense	(8.7)	(9.0)	(35.6)	(32.9)
Other expense, net (1)	(1.2)	(11.2)	(9.3)	(29.7)
Net interest expense	(0.4)	(1.5)	(9.4)	(6.7)

Total corporate items	(10.3)	(21.7)	(54.3)	(69.3)

Income from continuing operations before income taxes	$145.6	$77.7	$464.0	$295.0

(1)	Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Inbound Orders
Energy Production Systems	$2,109.5	$1,112.9	$5,017.0	$2,827.9
Energy Processing Systems	184.3	219.7	792.2	763.5
Intercompany eliminations	(1.3)	(0.4)	(3.3)	(1.2)

Subtotal Energy Systems	2,292.5	1,332.2	5,805.9	3,590.2
FoodTech	155.2	160.9	596.8	537.0
Airport Systems	97.8	75.9	457.6	403.0
Intercompany eliminations	(1.2)	(2.3)	(8.5)	(7.4)

Total inbound orders	$2,544.3	$1,566.7	$6,851.8	$4,522.8

	December 31
	2007	2006
Order Backlog
Energy Production Systems	$4,162.5	$2,027.7
Energy Processing Systems	330.5	306.0
Intercompany eliminations	(1.1)	(0.2)

Subtotal Energy Systems	4,491.9	2,333.5
FoodTech	164.3	160.5
Airport Systems	226.7	152.7
Intercompany eliminations	(1.2)	(1.5)

Total order backlog	$4,881.7	$2,645.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2007 (Unaudited)	December 31, 2006
Cash and cash equivalents	$129.5	$79.5
Trade receivables, net	956.6	898.1
Inventories	675.2	584.4
Other current assets	340.3	103.8
Assets of discontinued operations	2.4	26.3

Total current assets	2,104.0	1,692.1

Property, plant and equipment, net	579.1	444.4
Goodwill	172.6	122.8
Intangible assets, net	100.8	64.6
Investments	33.6	26.0
Other assets	221.0	137.9

Total assets	$3,211.1	$2,487.8

Short-term debt and current portion of long-term debt	$7.2	$5.8
Accounts payable, trade and other	504.3	420.4
Advance payments and progress billings	766.8	444.9
Other current liabilities	503.7	322.5
Liabilities of discontinued operations	3.3	15.3

Total current liabilities	1,785.3	1,208.9

Long-term debt, less current portion	122.1	212.6
Other liabilities	282.1	180.3
Common stock	1.4	0.7
Other stockholders’ equity	1,020.2	885.3

Total liabilities and stockholders’ equity	$3,211.1	$2,487.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Twelve Months Ended December 31
	2007	2006
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$307.5	$210.9
Depreciation and amortization	84.2	70.3
Trade accounts receivable, net	1.6	(154.3)
Inventories	(94.5)	(128.1)
Accounts payable, trade and other	48.2	38.7
Advance payments and progress billings	276.8	89.2
Other	(45.7)	28.7

Net cash provided by operating activities of continuing operations	578.1	155.4

Cash required by operating activities of discontinued operations	(3.0)	(1.4)

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(202.5)	(138.1)
Proceeds on disposal of assets and other	66.1	5.8
Acquisitions, net of acquired cash	(64.4)	(9.5)

Net cash required by investing activities of continuing operations	(200.8)	(141.8)

Cash provided by investing activities of discontinued operations	7.8	48.4

Cash provided (required) by financing activities:
Net payment of debt	(98.4)	(38.1)
Issuance of capital stock	19.2	26.7
Purchase of stock held in treasury	(287.4)	(142.5)
Excess tax benefits	20.6	17.9
Net decrease in common stock held in employee benefit trust	(0.9)	(0.8)

Net cash required by financing activities	(346.9)	(136.8)

Effect of changes in foreign exchange rates on cash and cash equivalents	14.8	2.8

Increase (decrease) in cash and cash equivalents	50.0	(73.4)
Cash and cash equivalents, beginning of period	79.5	152.9

Cash and cash equivalents, end of period	$129.5	$79.5